Filed Pursuant to Rule 424(b)(3)
Registration No. 333-177963
JONES LANG LASALLE INCOME PROPERTY TRUST, INC.
SUPPLEMENT NO. 19 DATED MARCH 6, 2014
TO THE PROSPECTUS DATED OCTOBER 1, 2012

This Supplement No. 19 is part of the prospectus of Jones Lang LaSalle Income Property Trust, Inc. and should be read in conjunction with the prospectus. Terms used in this Supplement No. 19 and not otherwise defined herein have the same meanings as set forth in our prospectus and any supplements thereto. The purpose of this supplement is to disclose:
•the status of the offering;
•information about experts; and
•our Annual Report on Form 10-K for the year ended December 31, 2013.
Status of the Offering
We commenced our initial public offering of up to $3,000,000,000 in shares of common stock on October 1, 2012, of which $2,700,000,000 in shares can be issued pursuant to our primary offering and $300,000,000 in shares can be issued pursuant to our distribution reinvestment plan.
As of March 6, 2014, we have received aggregate gross proceeds of approximately $X, including $X from the sale of X Class A shares and X from the sale of X Class M shares pursuant to our primary offering. As of March X, 2014, there were $X in shares of our common stock in our primary offering available for sale. No shares have been issued pursuant to our distribution reinvestment plan.
We are structured as an externally managed non-listed, daily valuation perpetual-life REIT. This means that, subject to regulatory approval of our filing for additional offerings, we will sell shares of our common stock on a continuous basis and for an indefinite period of time. We will endeavor to take all reasonable actions to avoid interruptions in the continuous offering of our shares of common stock. There can be no assurance, however, that we will not need to suspend our continuous offering. The offering must be registered in every state in which we offer or sell shares. Generally, such registrations are for a period of one year. Thus, we may have to stop selling shares in any state in which our registration is not renewed or otherwise extended annually. We reserve the right to terminate this offering at any time and to extend our offering term to the extent permissible under applicable law.
Experts
The consolidated financial statements of Jones Lang LaSalle Income Property Trust, Inc. and its subsidiaries as of and for the year ended December 31, 2013 and the related financial statement schedule have been included in this supplement in reliance on the report of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in auditing and accounting. The audit report covering the December 31, 2013 consolidated financial statements contains a paragraph that states that KPMG LLP audited the retrospective adjustments for discontinued operations described in note 3B, the retrospective adjustments for shares and earnings per share described in note 6 under “Stock Dividend,” and the retrospective adjustments for reportable segments described in note 10, which were applied to the 2011 and 2010 consolidated financial statements. However, KPMG LLP was not engaged to audit, review, or apply any procedures to the 2011 and 2010 consolidated financial statements of Jones Lang LaSalle Income Property Trust, Inc. other than with respect to the aforementioned adjustments.

The financial statements as of December 31, 2011 and for each of the two years in the period ended December 31, 2011, before the effects of the adjustments to retrospectively (i) reflect the discontinued operations described in Note 3B, (ii) reflect the stock split described in Note 6, and (iii) reflect the change in the composition of reportable segments described in Note 10, and the financial statement schedule included in this supplement for the year ended December 31, 2011 have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Annual Report on Form 10-K
The prospectus is hereby supplemented with the following Annual Report on Form 10-K, excluding exhibits, for the year ended December 31, 2013 that was filed with the SEC on March 6, 2014, a copy of which is attached to this supplement as Appendix A.